UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

PURSUANT TO SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

REGULUS THERAPEUTICS INC.

(Name of Subject Company)

REGULUS THERAPEUTICS INC.

(Name of Person(s) Filing Statement)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

75915K309

(CUSIP Number of Common Stock)

Joseph P. Hagan

Chief Executive Officer

Regulus Therapeutics Inc.

4224 Campus Point Court, Suite 210

San Diego, CA 92121

(858) 202-6300

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of the Person(s) Filing Statement)

With a copy to:

Charles Ruck

Daniel Rees

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 8.01 and 9.01 of the Current Report on Form 8-K filed by Regulus Therapeutics Inc. on April 30, 2025 (including all exhibits attached thereto) is incorporated herein by reference.